N-SAR Exhibit: Sub-item 77D(g)

Western Asset Global Corporate Defined Opportunity Fund Inc.
Adopts Stock Repurchase Program

NEW YORK - (Business Wire) - March 10, 2014 - The Board of Directors of Western Asset Global Corporate Defined Opportunity Fund Inc. (NYSE:
GDO) today announced that it has authorized the Fund to repurchase in the open market up to 1,600,000 shares of the Fund's common stock when the Fund's shares are trading at a discount to their net asset value. The Board of Directors directed the management of the Fund to repurchase shares of the Fund's common stock at such times and in such amounts as Fund management reasonably believes may enhance stockholder value. The Fund is under no obligation to purchase shares at any specific discount levels or in any specific amounts. The Fund's repurchase activity will be disclosed in its shareholder report for the relevant fiscal period.

Western Asset Global Corporate Defined Opportunity Fund Inc. is a non-diversified, limited-term, closed-end management investment company managed by Legg Mason Partners Fund Advisor, LLC, a wholly owned subsidiary of Legg Mason, Inc. ("Legg Mason"), and subadvised by Western Asset Management Company, Western Asset Management Company Limited, Western Asset Management Company Ltd. and Western Asset Management Company Pte. Ltd., each an affiliate of the investment adviser.

Contact the Fund at 1-888-777-0102 for additional information, or consult the Fund's web site atwww.lmcef.com.

Data and commentary provided in this press release are for informational purposes only. Legg Mason and its affiliates do not engage in selling shares of the Fund.

This press release may contain statements regarding plans and expectations for the future that constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking and can be identified by the use of words such as "may," "will," "expect," "anticipate," "estimate," "believe," "continue" or other similar words. Such forward-looking statements are based on the Fund's current plans and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Additional information concerning such risks and uncertainties are contained in the Fund's filings with the Securities and Exchange Commission.

Media Contact: Maria Rosati-(212)-805-6036, mrosati@leggmason.com